575 Madison Avenue

10th Floor

New York, NY 10022

(917) 339-7134

Investor Contact:

Chris Witty / Jody Burfening

Lippert/Heilshorn & Associates, Inc.

(212) 201-6609

cwitty@lhai.com

FOR IMMEDIATE RELEASE

MSGI Security Solutions Receives Notice of Non-Compliance from NASDAQ; Company to Request Hearing Before Nasdaq Panel

NEW YORK, NY, July 17, 2006 – MSGI Security Solutions, Inc. (Nasdaq: MSGI), a leading provider of proprietary security products and services, announced that on July 11, 2006, the Company received a determination from the Listing Qualifications Staff of The Nasdaq Stock Market, Inc. indicating that, based upon the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires the Company to evidence a minimum of $2,500,000 in stockholders' equity, the Company's securities are subject to delisting from The Nasdaq Capital Market.

In response to an earlier notice of non-compliance, the Company timely provided its plan to evidence compliance with the $2.5 million shareholders' equity requirement to the Listing Qualifications Staff on June 7, 2006. However, by letter dated July 11, 2006, the Nasdaq Staff indicated that it had not accepted the Company’s plan to regain compliance. As a result, the Company plans to request a hearing before the Nasdaq Listing Qualifications Panel to seek continued listing pending its return to compliance.

The Company's securities will remain listed on The Nasdaq Capital Market pending the issuance of the Panel's decision; however, there can be no assurance that the Panel will grant the Company's request for continued listing.

The Company continues to move forward with its plan to regain compliance with the Nasdaq stockholders’ equity requirement. Consistent with that plan, the Company is in active negotiations with prominent strategic investor candidates focused on the Homeland Security industry. The Company hopes to announce the terms of such financing shortly.

The private placement shares will be offered and issued under Regulation D of the Securities Act of 1933, as amended. The securities offered in the private placement will not be registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration requirements. This press release is not an offer to sell or the solicitation of an offer to buy the shares of common stock or warrants to be issued in the private placement or any other securities of the Company

About MSGI Security Solutions, Inc.

MSGI Security Solutions, Inc. is a leading provider of proprietary security products and services to commercial and governmental organizations worldwide, including the U.S. Department of Homeland Security and U.S. Department of Justice, with a focus on cutting-edge encryption technologies for surveillance, intelligence monitoring, and data protection. From its offices in the U.S. and Europe, the company serves the needs of counter-terrorism, public safety, and law enforcement agencies. More information on MSGI is available on the company's website at www.msgisecurity.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.